Exhibit 99.2

Banc of California to Acquire Popular Community Bank’s California Branch Network

●   Significant earnings per share accretion of more than 20% in year one and tangible book value earn back period of less than one year
●   In-market transaction with complementary customer deposits to support the Company’s strategy to build California’s Bank
●   Meaningfully accelerates Banc of California’s growth strategy resulting in assets over $5 billion and over $3 billion of core deposits in Los Angeles MSA
●   Expands capability to serve the Latino community, the fastest growing segment of business owners in California.
●   Equity commitments from an entity owned by investment funds managed by Oaktree Capital Management, L.P. and from funds affiliated with Patriot Financial Partners

Irvine, Calif. (April 23, 2014) Banc of California Inc. (NASDAQ: BANC) today announced that its wholly owned subsidiary, Banc of California N.A. (“Banc of California”), has entered into an agreement to acquire select assets and assume certain liabilities comprising the California branch network of Popular Community Bank. The transaction accelerates the Company’s growth strategy and deepens its presence in the important Los Angeles and Orange County markets. The acquisition will bring 20 retail branches, $1.1 billion in deposits, $1.1 billion in performing loans, certain other assets, real estate and liabilities to Banc of California.

Banc of California will pay approximately $5.4 million for the deposits assumed and loans acquired. This equates to an effective deposit premium of 0.5% as of March 31, 2014. The transaction includes a loss share provision that provides indemnification of up to 1.5% of credit losses on loans acquired in the transaction during the two-year period following the close of the transaction.

Steven Sugarman, President and Chief Executive Officer of Banc of California, stated, “We are extremely excited to expand our footprint throughout Los Angeles and Orange County, and to strengthen our capabilities to serve California’s fast-growing Latino community. Latinos, who represent approximately 37% of the deposits acquired, are the most rapidly growing segment of new small business owners and entrepreneurs in California and are central to our mission of building California’s Bank.”

At closing, Banc of California – which provides banking services to private businesses, entrepreneurs and homeowners throughout California – expects to have in excess of $5 billion in total assets with over 100 locations and 38 branches. The enhanced liquidity from this transaction will be used to fund future loan growth through the Company’s existing asset generation platform.

The transaction is expected to result in increased pre-tax income of approximately $25 million in the first year. Management expects that the transaction will be more than 20% accretive to earnings per share in the first year, and have a tangible book value payback period of less than one year.

Sugarman continued, “With this acquisition, shareholders will benefit from Banc of California’s scalable platform and capabilities. This transaction will expand our net interest margin, reduce our efficiency ratio, and meaningfully increase our per share profitability. We look forward to welcoming all our new employees and continuing to work with Popular for the successful completion of the transaction.”

There will be no changes to customer accounts or branches until after the transaction is completed.

Oaktree and Patriot have entered into separate equity purchase agreements as part of this transaction. Oaktree’s aggregate commitment will represent 9.9% of the Company’s outstanding shares as of the closing. Patriot will increase their strategic position by $10 million. Oaktree and Patriot will be acquiring common stock priced at $11.50 each subject to certain closing conditions.

The acquisition is expected to close during the fourth quarter of 2014 and is subject to certain closing conditions, including Banc of California’s receipt of sufficient financing, receipt of regulatory approvals, and other customary conditions.

Bank of America Merrill Lynch is serving as financial advisor to Banc of California, and Wachtell, Lipton, Rosen & Katz is serving as legal advisor.

Investor Call
Management will host a conference call to discuss this transaction on Wednesday, April 23, 2014 at 8:30 am ET / 5:30 am PT. Investors may participate by calling (800) 237-9752, conference code 91403711. Presentation materials for the conference call are available on the Company’s website at www.bancofcal.com.

About Banc of California, Inc.
Banc of California, Inc. (NASDAQ: BANC) provides banking services to California’s diverse private businesses, entrepreneurs and homeowners. Today, Banc of California has over $4 billion in consolidated assets and over 80 banking and lending locations.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

Investor Relations Inquiries:	Media Inquiries:
Banc of California, Inc.	Vectis Strategies
Richard Herrin, (855) 361-2262	David Herbst, (213) 973-4113 x101